Exhibit 99.1

ContraVir Pharmaceuticals Announces Research Collaboration Agreement with Li Ka Shing Institute of Virology

EDISON, N.J., Oct. 17, 2017 (GLOBE NEWSWIRE) — ContraVir Pharmaceuticals, Inc. (CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, today announced a collaboration with the Li Ka Shing Institute of Virology (LKSIoV).

LKSIoV brings together clinicians and basic scientists to study the development of viral vaccines and antiviral therapies to reduce fatal outcomes of viral infections through the use of  scientific research as well as human epidemiologic and genetic studies. LKSIoV has 37 Principal Investigators and approximately 150 trainees and employees. LKSIoV builds on internationally recognized virology expertise and infrastructure with global connections to such partners as the US National Institutes of Health, the Bill and Melinda Gates Foundation, the Helmholtz Centre for Infection and Research. The LKSIoV was created in 2010 through the combined gifts of $25 million from the Li Ka Shing (Canada) Foundation and $52.5 million from the Government of Alberta to support the Applied Virology Institute, led by Dr. Michael Houghton.

The Founding Director of LKSIoV is Dr. D. Lorne Tyrrell, Distinguished University Professor at the University of Alberta. Dr. Tyrrell’s research has focused on viral hepatitis since 1986 and his research, supported by Canadian Institutes of Health Research CIHR and Glaxo Canada (now GSK), resulted in the licensing of the first oral antiviral agent to treat chronic hepatitis B infection — lamivudine — in 1998. Today, lamivudine is licensed in over 200 countries worldwide for the treatment of HBV. Dr. Tyrrell was Dean, Faculty of Medicine and Dentistry from 1994-2004, and earned numerous prestigious awards including the Prix Galien Canada Research Award (1998), the Gold Medal of the Canadian Liver Foundation (2000), Alberta Order of Excellence (2000), Officer of the Order of Canada (2002), the Frederic Newton Gisborne Starr Award from the Canadian Medical Association (2004), the Fellow of the Royal Society (2004), and the Killam Prize for Health Research (2015), among others. Dr. Tyrrell has also taken on several Board positions, including the Chair of the Board of the Institute of Health Economics, Chair of the Gairdner Foundation Board, and member of the Research Advisory Council for the Canadian Institute for Advanced Research. He has also been appointed to the Science Advisory Board to Health Canada. Dr. Tyrrell has also been involved in the establishment of several biotech companies, including KMT Hepatech Inc., based on the first non-primate animal model for Hepatitis C Virus.

“I am excited to have the opportunity to play a significant role in this collaboration between ContraVir and the Li Ka Shing Institute of Virology,” commented Dr. Lorne Tyrrell. “This is a perfect example of how industry, academia, as well as the public and private sectors can come together with a sharp focus and depth of expertise to create and understand novel ways to treat HBV and other viruses.”

ContraVir has previously presented data demonstrating the synergistic antiviral activity from the combination of its two proprietary HBV drug candidates CRV431 and TXL™ (ContraVir, April 22, 2017). “ContraVir is honored to work with Dr. Tyrrell, and his team at the Li Ka Shing Institute of Virology,” stated James Sapirstein, Chief Executive Officer of ContraVir. We are confident that this collaboration will further explore the mechanisms of action of CRV431 and TXL™ and give us a significant advantage in addressing the unmet medical needs that continue to burden HBV infected patients.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The Company is developing two novel anti-HBV compounds with complementary mechanisms of action. TXL™ currently in Phase 2, is designed to deliver high intrahepatic concentrations of TFV, while minimizing off-target side-effects caused by high levels of circulating TFV. CRV431, the other anti-HBV compound, is a next-generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against HBV. ContraVir is also developing Valnivudine™, an orally available nucleoside analogue prodrug; Valnivudine™ is currently in Phase 3 for the treatment of herpes zoster. In addition to direct antiviral activity, Phase 2 data suggest that Valnivudine™ has the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN). For more information visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2017 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028